EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Net Income in Third Quarter 2009

MORGAN HILL, Calif., Nov. 16 /PRNewswire-FirstCall/ — The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported financial results for the third quarter ended Sept. 30, 2009, highlighted by net earnings despite lower sales, driven by improved margins and a leaner operating structure.

Coast, one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boat and outdoor recreation industries, reported net earnings of $0.9 million, or $0.20 per diluted share, on net sales of $29.6 million for the third quarter of 2009. For the same period of 2008, Coast reported a net loss of $0.3 million, or $0.07 per diluted share, on net sales of $34.7 million.

Gross margin as a percentage of sales increased to 20.7 percent in the 2009 third quarter, compared to 17.9 percent in the same quarter of 2008. The increase was a result of reduced freight costs, discounts and volume rebates, workforce reductions in our warehouses, and the introduction of additional higher-margin Coast branded products. In the 2009 third quarter, Coast reduced selling, general and administrative (SG&A) expenses by $2.1 million, or 30.9 percent as compared to the 2008 third quarter. The company attributed the decrease in SG&A to an aggressive cost control program, which has included reducing staffing levels and company-wide reductions in salaries. Coast reduced its borrowings under its bank line of credit by $11.2 million, or 55.2 percent year-over-year and reduced inventory year-over-year by $10.2 million, or 28.8 percent to $25.3 million, at September 30, 2009.

For the nine-month period ended Sept. 30, 2009, Coast reported net earnings of $1.2 million, or $0.26 per diluted share, on net sales of $85.9 million, compared with net earnings of $0.4 million, or $0.09 per diluted share, on net sales of $115.4 million in the same period of 2008.

“Given the difficult industry conditions, we are pleased with our results in the quarter,” said Coast’s Chief Executive Officer Jim Musbach. “Driving our profits were improved margins, which for a large part were the result of several important yet painful steps we have taken in the past 18 months to create a leaner, stronger company. Looking ahead, our focus is on new product introductions to capture market share and increase volume beginning in 2010. We are also encouraged as we are seeing our customers restocking inventory in anticipation of an upturn in our industry. We will continue to reduce costs wherever practicable to improve our operations and effectively position ourselves for the eventual industry recovery, while expanding our customer base for Coast-branded and partnered distribution products.”

Net sales in the 2009 third quarter declined 14.7 percent year-over-year, which management attributed to lower retail traffic at RV and marine dealerships, Coast’s primary customers, reflecting the continuing effects of the recession and credit crisis. Industry associations for both the RV and boating industries reported double-digit declines in industry shipments for the first nine months of the year. The Recreational Vehicle Industry Association (RVIA) reported year-to-date RV industry shipments were off 42.7 percent year-over-year in the nine-month period.

As in past years, the Company expects a loss in the fourth quarter of 2009 due to the traditional, seasonal slowdown in the quarter, as customers typically wait until the first quarter to begin placing orders for the upcoming season, which commences in the spring.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the U.S. and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and

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service centers. Coast is a publicly traded company and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results in the future may differ significantly from the future financial performance expected at the current time. Our sales and operating results are affected by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances: declines in discretionary income and loss of confidence among consumers regarding economic conditions, continued tightening in the availability of and increases in the cost of consumer credit, and increases in the costs of and shortages in the supply of gasoline, each of which can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, can cause consumers to reduce their purchases of the products we sell. Additional risks include, but are not limited to, tightening in the availability and increases in the cost of business credit which can adversely affect the ability of our customers, such as RV and boating dealers and parts and accessories supply stores, to purchase the products we sell; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions and the risk that, due to the tightening of business credit and adverse conditions in the RV and boating markets, and the risk that we will be unable to obtain necessary bank borrowings for our business on favorable terms, if at all; increases in price competition within our markets that could reduce our margins and, therefore our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in Item 1A, entitled “Risk Factors,” in Part II of our Quarterly report on Form 10-Q for the third quarter ended September 30, 2009, being filed today with the Securities and Exchange Commission, and readers of this news release are urged to review the discussions of those risks and uncertainties that are contained in those Reports.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2008 Annual Report and third quarter 2009 Quarterly Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Third Quarter and Nine Months Ended September 30, 2009 & 2008

(In thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$29,596	$34,683	$85,932	$115,368
Cost of sales(1)	23,464	28,486	68,849	92,433

Gross profit	6,132	6,197	17,083	22,935
Selling, general and administrative expenses	4,707	6,808	14,794	21,305

Operating income (loss)	1,425	(611)	2,289	1,630
Other income (expense)
Interest	(140)	(323)	(488)	(1,182)
Other	(50)	33	(179)	(255)

	(190)	(290)	(667)	(1,437)

Earnings (loss) before taxes	1,235	(901)	1,622	193
Income tax provision (benefit)	333	(611)	446	(228)

Net earnings (loss)	$902	$(290)	$1,176	$421

Basic earnings (loss) per share	$0.20	$(0.07)	$0.26	$0.09

Diluted earnings (loss) per share	$0.20	$(0.07)	$0.26	$0.09

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At September 30,
	2009	2008
	(In thousands)
ASSETS
Cash	$5,564	$3,255
Accounts receivable	8,898	12,211
Inventories	25,304	35,540
Other current assets	2,773	4,656

Total Current Assets	42,539	55,662
Property, Plant & Equipment	2,380	3,017
Other Assets	2,635	1,326

Total Assets	$47,554	$60,005

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$4,429	$3,472
Current maturities of long-term obligations(1)	9,234	134
Other current liabilities	3,297	4,079

Total Current Liabilities	16,960	7,685
Long term debt(1)	––	20,543
Stockholders Equity	30,594	31,777

Total Liabilities and Stockholders’ Equity	$47,554	$60,005

(1)	Our bank borrowings, which had been classified as long term debt as of September 30, 2008, are scheduled to become due in May 2010. As a result, those borrowings have been reclassified as and are included in current maturities of long-term obligations at September 30, 2009.

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